EXHIBIT 99.8

FIRST AMENDMENT TO

REDEMPTION AGREEMENT

This First Amendment to THE REDEMPTION Agreement (this “Amendment”) is made and entered into as of August 20, 2025, by and among Cray MGP Holdings, LP, a Kansas limited partnership (the “Partnership”), Cray Family Management, LLC, a Kansas limited liability company and the Partnership’s general partner (the “General Partner”), and the Cathy Scroggs Descendant’s Trust established under the Cloud L. Cray, Jr., Family Trust originally dated October 25, 1983, as amended (the “Redeemed Limited Partner”). Capitalized terms used in this Amendment but not otherwise defined shall have the meaning set forth in that certain Redemption Agreement dated as of June 7, 2023, by and among the Partnership, the General Partner, and the Redeemed Limited Partner (the “Redemption Agreement”).

RECITALS

A.	WHEREAS, the Partnership, the General Partner, and the Redeemed Limited Partner are also sometimes referred to herein individually as a “Party” and collectively as the “Parties”;

B.	WHEREAS, the Parties entered into and have agreed to be bound by the Redemption Agreement;

C.	WHEREAS, pursuant to Section 10(e) of the Redemption Agreement, the Redemption Agreement may be amended by an instrument in writing signed by all the Parties;

D.	WHEREAS, the Parties desire to amend the Redemption Agreement as described below; and

E.	WHEREAS, concurrently with the execution of this Amendment, the Partnership and the General Partner are entering into a first amendment to that certain redemption agreement dated as of June 7, 2023, by and among the Partnership, the General Partner, and the Susan Robbins Descendant’s Trust established under the Cloud L. Cray, Jr., Family Trust originally dated October 25, 1983, as amended, in form which is substantially identical to this Amendment (the “Concurrent Amendment”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Amendments.

Section 2 of the Redemption Agreement is hereby amended by deleting the date “September 5, 2025” from paragraph (c) thereof and replacing it with the date “September 5, 2026”.

Section 5 of the Redemption Agreement is hereby amended to add the following new paragraph (g): “(g) All of the parties to the Concurrent Amendment shall have executed and delivered the Concurrent Amendment.”

2.       Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or DocuSign) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.       Governing Law. The laws of the State of Kansas shall govern this Amendment and any claim, dispute or controversy arising hereunder without giving effect to any choice of law principles that would require the application of the laws of a different state.

4.       References. This Amendment shall form part of the Redemption Agreement for all purposes and shall be deemed to be in full force and effect from and after the date hereof by the Parties. The Redemption Agreement, as amended hereby, is hereby ratified and confirmed by the Parties. All references to the Redemption Agreement in the Redemption Agreement or any other document, instrument, agreement, or writing delivered pursuant thereto shall hereafter be deemed to refer to the Redemption Agreement as amended by this Amendment.

5.       No Other Amendments. Except as amended as set forth in this Amendment, all terms, conditions, obligations and agreements of the Redemption Agreement, as amended, shall remain in full force and effect.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first set forth above.

PARTNERSHIP:

Cray MGP Holdings, LP, a Kansas limited partnership

By: Cray Family Management, LLC, a Kansas limited liability company

By: /s/ Karen Seaberg

Name: Karen Seaberg

Title: Manager

GENERAL PARTNER:	REDEEMED LIMITED PARTNER:
Cray Family Management, LLC	Cathy Scroggs Descendant’s Trust established under the Cloud L. Cray, Jr. Family Trust originally dated October 25, 1983, as amended

/s/ Karen Seaberg	By: /s/ Cathy Scroggs, Trustee
Karen Seaberg, Manager	Cathy Scroggs, Trustee

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